Exhibit 2.2

Foreign Loan Onlending Agreement

By this instrument and pursuant to law, on the one side:

I. BANCO ABN AMOR REAL S.A., a financial institution with head offices located in the city of São Paulo, State of São Paulo, at Av. Paulista, 1.374, registered with the National Registry of Legal Entities (“CNPJ”) under No. 33.066.408/0001-15, herein represented under its articles of incorporation, hereinafter referred to as (“FINANCER”)

and, on the other side

II. TIM CELULAR S.A., a private legal entity incorporated as a joint-stock company, with head offices in the city of São Paulo, State of São Paulo, at Avenida Giovani Gronchi, 7143, registered with the CNPJ under No. 04.206.050/0001-80, herein represented pursuant to its Bylaws, hereinafter referred to as (“FINANCED PARTY”);

FINANCER and FINANCED PARTY shall be solely referred to as (“Party”) and jointly as (“Parties”);

WHEREAS FINANCER raised funds abroad, which are available for onlending, and

WHEREAS FINANCED PARTY is interested in using the funds raised by FINANCER,

The Parties have decided to enter into this Foreign Loan Onlending Agreement (“Agreement”), under Resolution No. 2770 issued by the National Monetary Council, pursuant to the following terms and conditions:

CLAUSE I

CREDIT FACILITY

Pursuant to this Agreement, FINANCER shall onlend FINANCED PARTY the total amount of two hundred million reais (R$ 200,000,000.00) to be translated into Brazilian currency, pursuant to item 1.1.1 hereof, at the sale exchange rate in connection with real, applied by FINANCER in the Free Exchange Market, hereinafter referred to as (“LIMIT VALUE”).

For the purposes hereof, the sale exchange rate (in connection with real) to be applied by FINANCER in the Free Exchange Market, shall be the rate disclosed by the Central Bank of Brazil through the PTAX800 transaction (option 5) of the Brazilian Central Bank System (SISBACEN), considering the closing exchange rate established for such currency at the first business day before the granting of the credit facility mentioned herein.

CLAUSE II

CREDIT PURPOSE

2.1 The credit onlent by FINANCER is intended for financing the acquisition of goods and services by FINANCED PARTY from its suppliers, hereinafter referred to as (“SUPPLIERS”).

CLAUSE III

CURRENCY ADJUSTMENT

3.1. The amount expressed in Brazilian currency, which corresponds to the amount in foreign currency mentioned in the main section of Clause I, shall be adjusted upon granting of the funds, pursuant to the sale exchange rate in connection with real, as per item 1.1.1 above.

CLAUSE IV

MANNER OF USING THE CREDIT GRANTED

4.1. Pursuant to the terms and conditions established herein, FINANCED shall onlend FINANCED PARTY the funds raised abroad, as per Clause I (“LOANS”) in the amount requested by FINANCED PARTY, with due regard for Limit Value set forth in item 1.1. above.

4.2. The Limit Value (expressed in reais) shall be deducted from the value (also expressed in reais) of each Loan granted and FINANCER shall not grant loans to FINANCED PARTY, should the amount of the Loan previously requested exceed the total amount of the Limit Value available.

4.3. FINANCED PARTY shall request FINANCER to grant LOANS through adhesion agreements (“ADHESION AGREEMENTS”) to be issued according to the draft provided for in Annex I and shall contain: i) the issuance date; ii) the LOAN amount in US dollars and the respective amount in reais, iii) the dates established for granting of LOAN, the term and the due date; iv) the manner for refund of the principal amount lent and the payment of fees charged in each Loan; vi) the amount and the Tax on Credit Transactions (IOC) rate; and the financing chart mentioned in item 4.7 below.

4.4. Any extensions and renegotiations of LOANS granted shall be carried out, at FINANCED Party’s request, by means of submission of respective amendment letter, hereinafter referred to as (“AMENDMENT LETTER”) issued according to the draft contained in Annex II, which may be executed by individuals appointed by FINANCED PARTY.

4.5. The ADHESION AGREEMENTS and the AMENDMENT LETTERS shall be executed by the legal representatives of FINANCED PARTY or by individuals appointed by the latter in the document attached hereto, whose powers to sign the ADHESION AGREEMENTS and the AMENDMENT LETTERS, on behalf of FINANCED PARTY, is hereby granted by it, requesting FINANCER to grant LOANS and establishing the conditions thereof (set forth in the main section of this Clause) or altering them, as applicable.

4.6. The ADHESION AGREEMENTS together with the bank statement mentioning the actual credit in the amount of the LOAN, on behalf of FINANCED PARTY, shall be deemed supporting documents of the granting of LOAN and FINANCED PARTY hereby acknowledges the liquidity and guarantee of its monetary obligations, whether principal or ancillary, documented therein.

4.7. FINANCER shall transfer the LOANS amount to the bank account held by SUPPLIERS to appointed by FINANCED PARTY in a chart containing the list of bills, invoices, trade bills and other documents issued by SUPPLIERS to FINANCER, regarding the products sold or services rendered that triggered the respective issuances, as well as the value and due date, hereinafter referred to as (“FINANCING CHART”).

4.7.1. FINANCED PARTY shall keep and maintain the invoices, bills, trade bills and other documents issued by SUPPLIERS, regarding its products sold or services rendered that triggered the issuance thereof.

4.7.2. FINANCER undertakes to provide FINANCED PARTY, at its request, with all receipts of payment of invoices, bills, trade bills and other documents issued by SUPPLIERS to FINANCED PARTY, under penalty of redressing all losses and damages to be incurred by FINANCED PARTY resulting from the failure to evidence the payment of debts to its SUPPLIERS.

4.7.3. In the event of default or delay in the payment, on the part of FINANCER, of invoices, bills, trade bills and other documents issued by SUPPLIERS to FINANCED PARTY, FINANCER shall promptly inform FINANCED PARTY of such fact and shall bear all monetary charges, burden and/or losses arising therefrom.

CLAUSE V

FINANCIAL CHARGES

5.1. FINANCED PARTY shall be subject to the same conditions established for the debt cost contracted by FINANCER abroad, as well as to applicable taxation, as per description provided below and FINANCED PARTY shall not owe any other burden to FINANCER, for any reason whatsoever, unless the onlending commission already included in the onlending commission set forth in item 5.3.1. below.

5.2. FINANCED PARTY shall bear the monetary adjustment as from the actual granting of the funds, according to the sale exchange rate disclosed by the Central Bank of Brazil through the PTAX800 transaction (option 5) of SISBACEN.

5.2.1. The monetary adjustment shall be required in reais together with the installments of principal, ratably to its nominal values, in authorizations, on the due date and upon payment of the debt.

5.2.2. If the Central Bank of Brazil fails to inform the exchange rate set forth in item 5.2 above, the average sales rate of such currency shall be applied, for purposes of exchange conversion, to ascertain the amounts related hereto, as informed by another body, entity or association that may reflect the conditions to be applied in the market at the day of ascertainment thereof.

5.3. FINANCED PARTY shall further bear all interest rates to be agreed, calculated on the last business day of each month, in consecutive days, based on the proportional daily rate (year of 365 days), debited and required in reais, in repayments, on the due date and upon payment of the debt.

5.3.1. The interest rates established herein includes the onlending commission owed by FINANCED PARTY to FINANCER.

5.4. FINANCED PARTY undertakes to pay the taxes assessed on credit transactions, exchange and insurance transactions or those related to securities (Tax on Financial Transactions) at zero percent (0%), pursuant to Decree 4.494 of December 03, 2002, and further amendments thereto and hereby authorizes FINANCER to debit from its bank account. The corresponding amount shall be informed by debit notice and/or bank statement.

CLAUSE VI

LATE-PAYMENT CHARGES

6.1. In the event of non-payment of LOANS, the following late-payment charges shall be owed by FINANCED to FINANCER, to be calculated based on the debts in arrears, translated into Brazilian currency on the due date, pursuant to item 1.1.1.: a) late-payment interest at one percent (1%) per month; and b) two percent (2%) fine.

CLAUSE VII

TERM AND EFFECTIVENESS

7.1. This Agreement shall come into force as from the execution hereof and shall remain in effect for three hundred and twenty-five (325) days and may be terminated, at any time, by either party upon prior notice within at least ten (10) days in advance.

7.2. Upon termination hereof, whether for term expiration or early termination, FINANCER shall no longer grant LOANS to FINANCED PARTY; however, LOANS granted during the effectiveness hereof shall be governed by the provisions hereof until its final and total settlement, as well as by the respective ADHESION AGREEMENTS and AMENDMENT LETTERS.

CLAUSE VIII

PAYMENT

8.1. The amounts owed hereunder shall be paid through deposit in the bank account appointed by FINANCER, within the terms established in the ADHESION AGREEMENTS or through debit from the bank account held by FINANCED PARTY in the FINANCER.

8.2. During the effectiveness hereof, FINANCED PARTY may repay or settle, at any time, the debit balance resulting therefrom and, in such event, the charges (related to the amount to be repaid or settled) shall be deducted before the term established.

8.2.1. FINANCED PARTY further undertakes to notify FINANCER, within at least one (1) day in advance, if it intends to early repay or settle the debit balance arising therefrom.

8.3. FINANCER may deem the debt (resulting from LOANS taken) fully due and payable, when FINANCED PARTY:

a)	fails to comply with any obligation assumed herein and in the respective guarantee instruments, if any;

b)	fails to comply with the payment obligations under other agreements executed with FINANCER or third parties in an amount equal or exceeding seventy-five million reais (R$ 75,000,000.00);

c)	be subject to exchange protest involving an amount that exceeds fifteen million reais (R$15,000,000.00), the payment of which it is liable for, unless the FINANCED PARTY evidences that the protest is arisen from error or bad faith on the part of the party that filed the protest, or even, if the protest is cancelled within seventy-two (72) hours after FINANCER being informed of it;

d)	be subject to legal action or tax proceeding that may risk the compliance with the obligations assumed herein;

e)	be subject to any judicial or extra-judicial proceeding that, at Financer’s discretion, may affect its capacity of complying with the obligations assumed herein or in the guarantee instruments, if any;

f)	file any judicial or extrajudicial restructuring proceeding or has its bankruptcy filed or established with grounds;

g)	discontinue its activities or have its corporate control modified or transferred, whether direct or indirectly, to third parties, without authorization of FINANCER;

8.3.1. In addition to the conditions set forth in clause 8.3 above, FINANCER shall also fully deem the debt resulting from LOANS taken fully due and payable, if one of the following companies, that is, TIM Brazil Serviços e Participações S.A., Maxitel S.A., TIM Participações S.A., TIM Nordeste Telecomunicações S.A. and TIM Sul S.A. fails to comply with any of the payment obligations under the agreements executed with FINANCER or third parties involving an amount equal or exceeding seventy-five million reais (R$75,000,000.00).

8.4. FINANCER shall not grant the funds to FINANCED PARTY, should any of the events above evidently occurs before the granting.

8.5. FINANCED PARTY hereby authorizes FINANCER to use the amounts deposited in its bank account to pay its debts arising from LOANS, if the payment is not made within the term established.

8.5.1. In the event provided for in item 8.5, the following order shall be applied: fine, late-payment interest, compensatory interest, past-due principal.

CLAUSE IX

CONSULTATION AND PROVISION OF INFORMATION TO CENTRAL BANK OF BRASIL

09.1. FINANCED PARTY hereby authorizes FINANCER to consult and include information related to the financial debt, credit and guarantee transactions conducted by it, in the information credit system of the Central Bank of Brazil.

CLAUSE X

SOCIAL-ENVIRONMENTAL POLICY

10.1. FINANCED PARTY hereby represents that the funds arising herefrom shall not be intended for any purposes and/or projects that may entail social damages and not fully comply with the legal and regulatory rules governing the National Environment Policy.

CLAUSE XI

MISCELLANEOUS

11.1 It is hereby expressly and irrevocably established that the non-exercise by either Party of any rights entitled hereunder or the agreement with delays in complying with or default on the obligation of another Party, shall not affect the rights or capacities – that may be exercised at any time – and shall not alter, in any manner whatsoever, the conditions established herein.

11.2 The Parties undertake to, in the event of any amendment to the rules disclosed by the Central Bank of Brazil related to the onlending transactions conducted pursuant to Resolution 2770 issued by the National Monetary Council, which may, for any reason whatsoever, change the conditions agreed herein and/or increase the operation costs, including as to the benefit of income tax exemption/reduction, to negotiate the application of said burden and/or charges arising herefrom.

11.3 The Parties hereby elect the Central Courts of São Paulo to govern the issues arising out of this Agreement, without prejudice to any other courts, however privileged they may be.

IN WITNESS WHEREOF, the parties sign this Agreement in two (2) counterparts of equal form and content in the presence of the witnesses below.

São Paulo, February 24, 2006.

(sgd)

TIM CELULAR S.A.

BANCO ABN AMRO REAL S.A.

WITNESSES:

Name:

CPF:

Name:

CPF: